Exhibit 97.1

Autoliv, Inc. Compensation Recoupment Policy

(As amended on September 14, 2023)

1.
History; Effective Date

1.1
The Corporation adopted the Mandatory Policy in accordance with the applicable listing standards of The New York Stock Exchange (the “NYSE”) and Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), effective as of the Mandatory Policy Effective Date. To the extent the Mandatory Policy is in any manner deemed inconsistent with the NYSE listing standards, the Mandatory Policy shall be treated as retroactively amended to be compliant with such listing standards.

1.2
The Discretionary Policy was adopted and effective as of May 4, 2021 (the “Discretionary Policy Effective Date”).

1.3
Each Covered Employee, Covered Executive and Other Covered Person shall be required to sign and return to the Corporation the Acknowledgement Form attached hereto as Appendix B.

2.
Defined Terms. For purpose of this Policy, the following terms have the following meanings:

“Accounting Restatement” means any accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“Board” means the Board of Directors of the Corporation.

“Compensation Committee” means the Leadership Development and Compensation Committee of the Board.

“Corporation” means Autoliv, Inc.

“Covered Employee” means any employee of the Corporation or any of its subsidiaries who was a participant in any equity plan maintained by the Corporation.

“Covered Executive” means the officers identified as executive officers by the Corporation in the Corporation’s filings with the SEC pursuant to Item 401(b) of Regulation S-K and the officers required to file reports under Section 16 of the Exchange Act.

“Determination Date” means the date upon which the Compensation Committee shall have determined that a particular Covered Employee engaged in Harmful Conduct.

Adopted: September 14, 2023

Exhibit 97.1

“Discretionary Policy” has the meaning set forth in Section 4.1 hereof.

“Discretionary Policy Effective Date” has the meaning set forth in Section 1.2 hereof.

“Equity Award” means any stock option or full value award (such as restricted stock units or performance units) with respect to the common stock of the Corporation granted on or after January 1, 2018.

“Erroneously Awarded Compensation” is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total stockholder return (TSR), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received; and (ii) the Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

“Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR) are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Corporation’s financial statements or included in a filing with the SEC.

“Harmful Conduct” means (i) any conduct that would constitute “cause” as defined in Equity Award grant agreements; (ii) any violation of the Corporation’s standards of business conduct and ethics, insider trading policy or other published policies; (iii) egregious misconduct including, but not limited to, fraud, criminal activities, falsification of Corporation records, theft, violent acts or threats of violence, or (iv) a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Corporation, creates a significant risk that the Corporation will be liable for damages, equitable relief, or other forms of legal liability, or, if it were publicly known, would have a significant likelihood of causing adverse publicity; (v) the commission of act or omission that causes an Covered Employee or the Corporation to be in violation of federal or state securities laws, rules or regulations; or (vi) any misconduct, negligence or dereliction of duty by an Covered Employee that caused or contributed to the need for the restatement or material adjustment of any financial performance measure upon which the payment or his or her Non-Equity Incentive Compensation and/or vesting of his or her Equity Awards are or were based.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. See

Adopted: September 14, 2023

Exhibit 97.1

Appendix A to this Policy for a list of examples of Incentive-Based Compensation.

“Mandatory Policy” has the meaning set forth in Section 3.1 hereof.

“Mandatory Policy Effective Date” means October 1, 2023.

“Non-Equity Incentive Compensation” means any variable cash compensation paid to a Covered Employee, wholly or partly based on financial information related to the Corporation or one or more of its subsidiaries since January 1, 2018.

“Other Covered Person” has the meaning set forth in Section 3.8 hereof.

“Policy” means this Autoliv, Inc. Compensation Recoupment Policy (including both the Mandatory Policy and the Discretionary Policy).

“Received” means the Corporation’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means shares of common stock of the Corporation.

3.
Mandatory Recoupment Policy in the Context of Accounting Restatements

3.1
The Corporation has adopted the policy set forth in this Section 3 (the “Mandatory Policy”) in accordance with the applicable listing standards of the NYSE and Rule 10D-1 under the Exchange Act. In the event that the Corporation is required to prepare an Accounting Restatement, the Corporation shall recover reasonably promptly the amount of all Erroneously Awarded Compensation Received by a person:

i.
After beginning service as a Covered Executive;

ii.
Who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation;

iii.
While the Corporation has a listed class of securities listed on the NYSE; and

iv.
During the three completed fiscal years immediately preceding the date that the Corporation is required to prepare the Accounting Restatement and any transition period (that results from a change in the Corporation’s fiscal year) within or immediately following those three completed fiscal years. For purposes of this Mandatory Policy, a transition period between the last day

Adopted: September 14, 2023

Exhibit 97.1

of the Corporation’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year.

3.2
Notwithstanding the foregoing, this Mandatory Policy shall only apply to Incentive-Based Compensation Received on or after the Mandatory Policy Effective Date.

3.3
The Corporation’s obligation to recover Erroneously Awarded Compensation pursuant to this Mandatory Policy is not dependent on when the restated financial statements are filed.

3.4
For purposes of determining the relevant recovery period under this Mandatory Policy, the date that the Corporation is required to prepare an Accounting Restatement is the earliest to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement.

3.5
The Corporation must recover Erroneously Awarded Compensation in compliance with this Mandatory Policy except to the extent that the conditions of paragraph (i), (ii) or (iii) in this Section 3.5 are met, and the Compensation Committee, or in the absence of such a committee, a majority of the independent directors serving on the Board, has determined that recovery would be impracticable.

i.
The direct expense paid to a third party to assist in enforcing this Mandatory Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Corporation shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

ii.
Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Corporation shall obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.

iii.
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

3.6
The Corporation shall not indemnify any Covered Executive or former Covered Executive against the loss of Erroneously Awarded Compensation pursuant to this Mandatory Policy.

Adopted: September 14, 2023

Exhibit 97.1

The Company shall not reimburse any Covered Executive for premiums on, or otherwise subsidize or pay for, an insurance policy that would cover such Covered Executive’s potential clawback obligations under this Policy.

3.7
The Corporation shall file all disclosures with respect to this Mandatory Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable SEC filings.

3.8
In addition to the Covered Executives and former Covered Executives, this Mandatory Policy shall apply to any other employee of the Corporation or its subsidiaries designated by the Compensation Committee or the Board as a person covered by this Mandatory Policy by written notice to the employee (“Other Covered Person”).

3.8.1
Unless otherwise determined by the Compensation Committee or the Board, this Mandatory Policy shall apply to an Other Covered Person as if such individual was a Covered Executive during the relevant periods described in Section 3.

3.8.2
The Compensation Committee or the Board may, in its discretion, limit recovery of Erroneously Awarded Compensation from an Other Covered Person to situations in which an Accounting Restatement was caused or contributed to by the Other Covered Person’s Misconduct.

3.8.3
In addition, the Compensation Committee or the Board shall have discretion as to (i) whether to seek to recover Erroneously Awarded Compensation from an Other Covered Person, (ii) the amount of the Erroneously Awarded Compensation to be recovered from an Other Covered Person, and (iii) the method of recovering any such Erroneously Awarded Compensation from an Other Covered Person. In exercising such discretion, the Compensation Committee or the Board may take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Corporation in any related proceeding or investigation.

3.9
The Compensation Committee shall determine, in its sole discretion, the appropriate means to seek recovery of any Erroneously Awarded Compensation, which may include, without limitation: (i) requiring cash reimbursement; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) offsetting the amount to be recouped from any compensation otherwise owed by the Corporation to the Covered Executive; (iv) canceling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

3.10
The Compensation Committee shall determine the repayment schedule for any Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement set forth in Section 3.1 hereof. Such determination shall be consistent with any applicable legal guidance, by the SEC, judicial opinion or otherwise. The determination with respect to “reasonably promptly” recovery may vary from case to case and the

Adopted: September 14, 2023

Exhibit 97.1

Compensation Committee is authorized to adopt additional rules to further describe what repayment schedules satisfies this requirement.

3.11
To the extent a Covered Executive, former Covered Executive or Other Covered Person refuses to pay to the Corporation any Erroneously Awarded Compensation, the Corporation shall have the right to sue for repayment or, to the extent legally permitted, to enforce such person’s obligation to make payment by withholding unpaid or future compensation.

3.12
If the requirement to recover Erroneously Awarded Compensation is triggered under this Mandatory Policy, then, in the event of any actual or alleged conflict between the provisions of this Mandatory Policy and a similar clause or provision in any of the Corporation’s plans, awards, policies or agreements, this Mandatory Policy shall be controlling and determinative; provided that, if such other plan, award, policy or agreement provides that a greater amount of compensation shall be subject to clawback, the provisions of such other plan, award, policy or agreement shall apply to the amount in excess of the amount subject to clawback under this Mandatory Policy.

4.
Discretionary Recoupment Policy

4.1
It is the policy of the Corporation that:

4.1.1
The Corporation will, to the extent permitted by governing law, require reimbursement of any Non-Equity Incentive Compensation (or similar) or Equity Awards paid to any Covered Employee where: (i) the payment was predicated upon the achievement of specified financial results, (ii) said financial results were subsequently the subject of a restatement or other material adjustment, (iii) in the Compensation Committee’s view the individual Covered Employee engaged in misconduct, negligence or dereliction of duty that caused or contributed to the need for the restatement or material adjustment, and (iv) a lower payment would have been made to the Covered Employee based upon the correct financial results. In each such instance, the Corporation will seek to recover the Covered Employee’s entire Non-Equity Incentive Compensation payment and relevant for the relevant period, plus a reasonable rate of interest; and

4.1.2
In the event that the Compensation Committee determines that any Covered Employee engaged in Harmful Conduct, then the Compensation Committee may, in its sole discretion, determine that:

•
the Covered Employee must reimburse the Corporation for the amount of the Covered Employee most recently-received Non-Equity Incentive Compensation; provided that the Compensation Committee may determine that the reimbursable amount shall or shall not be net of any taxes previously paid by such Covered Employee with respect to the Non-Equity Incentive Compensation; and/or

Adopted: September 14, 2023

Exhibit 97.1

•
(i) any portion of such Covered Employee’s Equity Awards that have not been exercised (in the case of stock options) or vested and settled (in the case of full value awards) as of the Determination Date shall be immediately canceled and forfeited; and (ii) if the Covered Employee has exercised his or her stock options, or if his or her full value awards have been settled, within the twelve-month period immediately preceding the Determination Date, then upon the Corporation’s demand, such Covered Employee shall immediately deliver to the Corporation a certificate or certificates for Shares (or cash in the case of cash-settled awards) delivered to him or her upon exercise or settlement of such Equity Awards (or cash having an equivalent value to such Shares as of the Determination Date, if such Shares are no longer held by such Covered Employee); provided that the Compensation Committee may determine that the recoverable amount (whether delivered in Shares or cash) shall or shall not be net of any taxes previously paid by such Covered Employee with respect to the exercise, vesting or settlement of such Equity Awards. The Compensation Committee may consider the costs and benefits of seeking recoupment in the case of Harmful Conduct, and, based on such consideration, exercise discretion in the application and operation of this policy.

(Section 4.1.1 and 4.1.2 collectively referred to herein as the “Discretionary Policy”).

4.2
Notwithstanding anything in this policy to the contrary, to the extent legally permitted, the Compensation Committee may seek recovery or reimbursement pursuant to this Discretionary Policy in any manner it chooses, including by seeking cash payment from the Covered Employee, withholding unpaid compensation, set-off (from unpaid compensation, against planned future grants or otherwise) or canceling unvested or vested but unexercised equity awards.

4.3
This Section 4 shall be effective as of the Discretionary Policy Effective Date.

5.
Amendment

5.1
The Compensation Committee may amend this Policy, provided that any such amendment does not cause the Mandatory Policy to violate applicable listing standards of the NYSE or Rule 10D-1 under the Exchange Act.

6.
Interpretation; Enforcement

6.1
The Compensation Committee shall have full authority to interpret and enforce this Policy to the fullest extent permitted by law.

6.2
Any determination by the Compensation Committee or the Board with respect to this Policy shall be final, conclusive, and binding on all interested parties.

6.3
Nothing contained herein prohibits a Covered Employee, Covered Executive or Other

Adopted: September 14, 2023

Exhibit 97.1

Covered Person from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC.

7.
Non-Exclusivity

7.1
Nothing in this Policy shall be viewed as limiting the right of the Corporation or the Compensation Committee to pursue recoupment under or as provided by the Corporation’s plans, awards, policies or agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002).

Adopted: September 14, 2023

Exhibit 97.1

APPENDIX A

Examples of Incentive-Based Compensation

Examples of compensation that constitutes Incentive-Based Compensation for purposes of the Mandatory Policy include, but are not limited to, the following:

•
Non-equity incentive plan awards earned based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Other cash awards based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Equity-based awards (e.g., restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights) that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

Examples of compensation that does not constitute Incentive-Based Compensation for purposes of the Mandatory Policy include the following:

•
Salary or salary increases for which the increase is not contingent upon achieving any Financial Reporting Measure performance goal.

•
Bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a bonus pool, the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period.

•
Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture) or operational

Adopted: September 14, 2023

Exhibit 97.1

measures (e.g., opening a specified number of stores, completion of a project, or increase in market share).

•
Equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures.

Adopted: September 14, 2023

Exhibit 97.1

APPENDIX B

ACKNOWLEDGEMENT OF AUTOLIV, Inc.

COMPENSATION RECOUPMENT POLICY

By my signature below, I acknowledge that I have received and reviewed the Autoliv, Inc. Compensation Recoupment Policy (the “Policy”) and that I am fully bound by, and subject to, all of the terms and conditions of the Policy (as may be amended, restated, supplemented or otherwise modified from time to time). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Compensation Committee that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Corporation, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

Signature:

Name (printed):

Date:

Adopted: September 14, 2023